                        [COVINGTON & BURLING LETTERHEAD]









                                                               October 18, 2004


Calpine Generating Company, LLC
CalGen Finance Corp.
50 West San Fernando Street, 5th Floor
San Jose, CA 95113


Ladies and Gentlemen:

        We are acting as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement on Form S-4 File No. 333-117335, as amended to the date hereof (as so amended, the "Registration Statement") filed with the Securities and Exchange Commission, of (i) $1,705,000,000 in aggregate principal amount of notes, comprised of $235,000,000 in aggregate principal amount of First Priority Secured Floating Rate Notes due 2009, $640,000,000 in aggregate principal amount of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 in aggregate principal amount of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 in aggregate principal amount of 11-1/2% Third Priority Secured Notes due 2011 (collectively, the "Exchange Notes") of Calpine Generating Company, LLC, a Delaware limited liability company, and CalGen Finance Corp., a Delaware corporation (together, the "Issuers"), and (b) Guarantees of the Exchange Notes (the "Guarantees" and together with the Exchange Notes, the "Securities") by certain subsidiaries of the Issuers listed on Schedule A hereto (collectively the "Note Guarantors"), in each case to be issued pursuant to the three indentures, each dated as of March 23, 2004 (collectively, the "Indentures"), among the Company, the Note Guarantors, and Wilmington Trust FSB, as trustee (the "Trustee").

        We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Exchange Notes have been duly authenticated by the Trustee for each series of Exchange Notes as provided in the Indentures governing the Exchange Notes.

        We have relied as to certain matters on information obtained from public officials, officers of the Issuers and the Note Guarantors, and other sources believed by us to be responsible.

        Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement has become effective and the Exchange Notes have been duly executed and authenticated in accordance with the Indentures and have been duly issued and delivered by the Issuers in exchange for $1,705,000,000 in aggregate principal amount of notes, comprised of $235,000,000 in aggregate principal amount of First Priority Secured Floating Rate Notes due 2009, $640,000,000 in aggregate principal amount of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 in aggregate principal amount of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 in aggregate principal amount of 11-1/2% Third Priority Secured Notes due 2011, previously issued by the Issuers, all in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Securities Act, the Exchange Notes will constitute the valid and binding obligations of the Issuers and the Guarantees will constitute the valid and binding obligations of the Note Guarantors, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

        We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                   Very truly yours,

                                                   /s/ Covington & Burling

                                                   Covington & Burling

                                   SCHEDULE A


CalGen Expansion Company, LLC
Baytown Energy Center, LP
Calpine Baytown Energy Center GP, LLC
Calpine Baytown Energy Center LP, LLC
Baytown Power GP, LLC
Baytown Power, LP
Carville Energy LLC
Channel Energy Center, LP
Calpine Channel Energy Center GP, LLC
Calpine Channel Energy Center LP, LLC
Channel Power GP, LLC
Channel Power, LP
Columbia Energy LLC
Corpus Christi Cogeneration LP
Nueces Bay Energy LLC
Calpine Northbrook Southcoast Investors, LLC
Calpine Corpus Christi Energy GP, LLC
Calpine Corpus Christi Energy, LP
Decatur Energy Center, LLC
Delta Energy Center, LLC
CalGen Project Equipment Finance Company Two, LLC
Freestone Power Generation LP
Calpine Freestone, LLC
CPN Freestone, LLC Calpine Freestone Energy GP, LLC
Calpine Freestone Energy, LP
Calpine Power Equipment LP
Los Medanos Energy Center, LLC
CalGen Project Equipment Finance Company One, LLC
Morgan Energy Center, LLC
Pastoria Energy Facility L.L.C.
Calpine Pastoria Holdings, LLC
Calpine Oneta Power, L.P.
Calpine Oneta Power I, LLC
Calpine Oneta Power II, LLC
Zion Energy LLC
CalGen Project Equipment Finance Company Three LLC
CalGen Equipment Finance Holdings, LLC
CalGen Equipment Finance Company, LLC